EXHIBIT 99.1

vFinance Announces 2005 Results

Investments position company for strong growth

BOCA RATON, FL, March 31, 2006 -- vFinance Inc. (OTCBB: VFIN), a diversified financial services firm dedicated to high-growth companies, high net worth investors and institutions focused on aggressive growth, reported roughly flat revenues and a net loss for the year of $1,137,398,or $.03 per common share.

Revenues were $25,826,250 for the year ended December 31, 2005 as compared to $26,329,151 for the year ended December 31, 2004, a decrease of $502, 901, or 1.9%. The decrease in revenues was primarily related to its trading profits and investment banking success fees which decreased by $979,440, or 19.0% and $1,218,957 or 37.8%, respectively, from the prior year, offset by an increase in retail agency commissions which increased $1,369,343 or 9.4%, from the prior year along with an increase in consulting fees of $162,815 or 43.9%.

Overall, the Company attributes the decrease in its operating revenues to less favorable market conditions than in the prior year for the investment banking and trading businesses offset by an increase in its clearing revenue and retail agency commission revenue. Moreover, revenues in 2005 benefited from having a full year of operations for the acquired businesses of Global Partners Securities which include EquityStation, Inc. institutional direct access platform trading and the emerging market fixed income trading business.

Gross profit was $8,256,066 for the year ended December 31, 2005 as compared to $9,098,354 for the year ended December 31, 2004, a decrease of $842,288, or 9.3%. Gross profit margin for the year ended December 31, 2005 was 32.0% as compared to 34.6% for the year ended December 31, 2004, a decrease of 2.6% percentage points. The decrease in gross profit and gross profit margin was due primarily to one-time benefits to last year’s gross profit and gross profit margin which did not recur this year. The benefits to last year’s gross profit included $602,440 realized in the sale of securities with no corresponding expense and $200,000 provided by the company’s clearing firm to assist the Company with transition costs associated with changing clearing firms.

General and administrative expenses were $8,479,910 for the year ended December 31, 2005 as compared to $6,686,372 for the year ended December 31, 2004, an increase of $1,793,538, or 26.8%. This increase was mostly due to an investment in talent at the senior management level, higher health benefit costs, and increased rent expense due to expansion of our leased facilities at the corporate offices in Boca Raton and New York City and the addition of the disaster recovery site in Mt. Laurel, New Jersey. In addition, the Company incurred a non-cash expense of $500,000, for the impairment of goodwill associated with a prior acquisition and the write-down of an investment in one of its independent contractor entities which amounted to about one-third of the increase in G&A expense.

The Company continued to maintain a strong balance sheet with $6,002,809 of cash and cash equivalents, due from clearing firms and investments in trading securities on December 31, 2005 and no long-term debt obligations.

“It was encouraging to see our business exceed $25 million in revenue for the past two years running and for the first time in our history. The addition of EquityStation, our electronic trading platform business, and the emerging markets fixed income business acquired late last year contributed greatly to maintaining our top line revenues. They are terrific additions to our product offering and help to create a diverse business platform which can serve to balance out the effect of market conditions which may at times favor one particular segment over another.” said Leonard Sokolow, CEO and President.

“Our full service strategy continues to pay off as 2005 was a generally weak market and we were able to grow share and make substantial investments in acquisitions, management, and technology to give us the platform needed to take vFinance to the next level,” said Timothy Mahoney, Chairman. “Our strong balance sheet and strategic investment plan will allow us to continue to capitalize on new growth opportunities. We have instituted the right plans and processes to grow our business further and we are optimistic about our future”, said Mahoney.

About vFinance

vFinance, Inc. is a diversified financial services company that provides investment banking, brokerage and trading services to more than 10,000 corporate, institutional and private clients worldwide. The Company has offices in New York, San Jose, Houston, Boca Raton and 26 other cities nationwide. Its subsidiary, vFinance Investments, Inc., has over $1 billion in assets under management and is a registered broker-dealer with the SEC and a member of the NASD.

http://www.vfinance.com, the company's Website, is a leading destination on the Internet for companies seeking capital, as well as institutional and high net-worth investors seeking dynamic high-growth companies. The site hosts more than 3.4 million visitors from over 160 countries annually.

For vFinance Investors

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements by management, statements concerning internal operations, marketing, management's plans, objectives and strategies, and management's assessment of market factors and conditions, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements, including, without limitations, the volatility of domestic and international financial, bond and stock markets, intense competition, extensive governmental regulation, litigation, substantial fluctuations in the volume and price level of securities and other risks as detailed in the Company's filings with the Securities and Exchange Commission. vFinance assumes no obligation to update any forward-looking information in this press release.

SOURCE: vFinance, Inc.

Contact:

vFinance Inc., Boca Raton

Sheila Reinken, Chief Financial Officer

Tel. 561-981-1083

Email: sreinken@vfinance.com

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